UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or

15(d) of the Securities Exchange Act of 1934

June 17, 2004

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE,
5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation F-D Disclosure.

On June 17, 2004, Atmos Energy Corporation (“Atmos Energy“) announced in a news release that it had entered into a definitive agreement to acquire through a merger substantially all of the operations of TXU Gas Company, a wholly-owned subsidiary of TXU Corp., for $1.925 billion in cash. The purchase price includes approximately $121 million in working capital and will not include the assumption by Atmos Energy of any of the outstanding debt of TXU Gas. The closing of the acquisition, which Atmos Energy expects to occur by December 31, 2004, is subject to the satisfaction of customary conditions and applicable regulatory approvals. Atmos Energy expects to initially fund the acquisition through the issuance of commercial paper, with the issuance to be supported by a fully underwritten committed 364-day bank credit facility.

Atmos Energy also announced in the news release that members of its leadership team would discuss the proposed acquisition of TXU Gas in a meeting with securities analysts on Thursday, June 17, 2004, beginning at 10 a.m. Eastern Daylight time. Atmos Energy also announced in the release that the presentation would be webcast live and that slides for the broadcast would be available on its website. A copy of the news release is attached as Exhibit 99.1 to this report and is incorporated herein into this Item 5 by reference.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

99.1 News Release dated June 17, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)
DATE: June 17, 2004	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release dated June 17, 2004